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Principal Mutual Life Insurance Company
711 High Street
Des Moines, IA  50392-0800


July 3, 1996



Mr. Richard Asta
Chief Financial Officer
Dixon Ticonderoga Company
195 International Parkway
Heathrow, FL  32746-5036

Dear Mr. Asta:

Reference is made to those Senior Subordinated Note Agreements, each dated as of July 1, 1989 (as amended from time to time referred to herein singularly as the Note Agreement) by and between Dixon Ticonderoga Company (the Company) and each of the purchasers listed on
Schedule I attached hereto (collectively, the Noteholders). Pursuant to the Note Agreement, the Company issued, and the Noteholders purchased, senior subordinated promissory notes of the Company (collectively, the Notes) in the aggregate principal amount of $20,000,000.00 due August 1, 1999. Capitalized terms used but not defined herein shall have the meanings described to them in the Note Agreement.

You have informed the Noteholders that you and First Union Commercial Corporation (FUCC) are contemplating an increase in and syndication of the Revolving Credit Loan and Security Agreement pursuant to which FUCC makes up to an aggregate of $30,000,000 of revolving credit loans to the Company and its subsidiary, Dixon Ticonderoga, Inc. (referred to herein collectively with the Company as the Borrower) and the Term Loan Agreement pursuant to which FUCC made a Term Loan to the Borrower in the original principal amount of $10,000,000. You have further informed the Noteholders that FUCC, as a condition to its execution and delivery of the Credit Agreements, has required that the Noteholders acknowledge the change in the Lender and amount of Revolving Credit Loans and agree to amend Section 5.8 of the Note Agreement.

By the execution hereof by the Company and the holders of more than sixty-six and two thirds (66 2/3rds) percent in aggregate principal amount of the Notes outstanding as of the date hereof, the Company and each Noteholder agrees and consents to the following amendment, but only to the extent expressly provided herein, and subject to the terms and conditions set forth below (collectively this Agreement).

1. Definitions. Section 8.1 of the Note Agreement is amended and modified as follows:

A.    The following definitions are amended in their entirety:

      Lender shall mean First Union Commercial Corporation, a North Carolina corporation, Bank of Boston, a national banking association and National Bank of Canada, a Canadian chartered bank.

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      Revolving Credit Agreement shall mean that certain Amended and
Restated Loan and Security Agreement dated as of July 10, 1996, between the Company, Dixon Ticonderoga, Inc. and the Lender pursuant to which the Lender has agreed to make up to an aggregate of $40,000,000 of Revolving Credit Loans (as defined in the Revolving Credit Agreement), and issue letters of credit for the account of the Company and Dixon Ticonderoga, Inc.

      Term Loan Agreement shall mean that certain Amended and Restated Term Loan Agreement dated as of July 10, 1996, between the Company, Dixon Ticonderoga, Inc. and the Lender pursuant to which the Lender has made a Term Loan (as defined in the Term Loan Agreement) to the Company and Dixon Ticonderoga, Inc. in the principal amount of 7,750,000.08.

2. Section 5.8 of the Note Agreement is amended and modified in its entirety as follows:

      5.8 Permitted Secured Indebtedness. The Company will not create, assume or incur or in any manner be or become liable in respect of Indebtedness secured by liens described in Section 5.10(f) and
Section 5.10(g) in excess of $52,000,000 in aggregate principal amount outstanding.

3. Condition Precedent. The amendments and covenant granted by the Note holders herein is expressly subject to and shall be effective at such time as the Company and the holders of at least sixty-six and two thirds percent (66 2/3%) in aggregate principal amount of the Notes outstanding on the date hereof shall have executed this Agreement.

4. Representations of the Company. The Company, by its execution and delivery of this Agreement, hereby represents and warrants to each Noteholder as follows:

      4.1 As of the date of this Agreement, no Default or Event of Default under the Note Agreement exists or is continuing.

4.2   The representations and warranties of the Company referred to in
Section 3.1 of the Note Agreement are true and correct and complete in all material respects as if made on the date hereof, except as to those representations and warranties made as of a specific date, which are true and correct and materially complete as of such date.

      4.3 No dissolution proceeding with respect to the Company have been commenced or are contemplated, and there has been no material adverse change in the business, conditions or operations (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole since July 1, 1989, except as previously disclosed to the Noteholders.

5. Default. The Company and the Noteholders agree that is any representation or warranty of the Company set forth in this Agreement shall provide to be false or misleading in any respect as of the time when the same shall have been made or the Company shall fail to include in such representation or warranty any fact or statement necessary in light of the circumstances in which such representation or warranty was made to make such representation or warranty not misleading in any respect as of the time when the same shall have been made, then an Event of Default shall exist under the Note Agreement.

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6.    Miscellaneous.

      6.1 It is expressly understood and agreed that this Agreement shall not constitute either (a) a modification, alteration or amendment of the terms, conditions, and covenants of the Note Agreement or the Notes, both of which shall remain unchanged and in full force and effect, except as otherwise specifically set forth herein, or (b) a waiver, release, or limitation upon the exercise by the Noteholders or any of them of any of the rights, legal or equitable, hereunder. Nothing herein is intended or shall be construed to relieve the Company in any way or to any extent from any of the obligations, covenants or agreements imposed upon the Company by the Note Agreement or the Notes or otherwise, or from the consequences of any default hereunder.

      6.2 The Note Agreement and the Notes are in all respects ratified an confirmed, and all the terms, conditions and provisions thereof, as amended hereby, shall be and remain in full force and effect.

      6.3 The execution of this Agreement by the Noteholders shall not in any way constitute, or be construed as a waiver of any provision of, or of any Default or Event of Default, nor shall it constitute an agreement or obligation of any Noteholder to give its consent to any future waiver, consent or amendment of the Note Agreement or to any future transaction which would, absent consent of the Noteholders, constitute a Default or Event of Default under the Note Agreement.

      6.4 This Agreement may be executed in as many counterparts as may be deemed necessary or convenient and by the different parties hereto on separate counterparts (provided that the Company will execute each counterpart), and each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same agreement.

      6.5 This Agreement shall be deemed effective as of the date hereof, provided that the provisions and the conditions precedent set forth in Section 6 hereof have been completely satisfied.

      6.6 This Agreement (a) shall be binding to the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereof and their respective successors and assigns, (b) constitutes the entire agreement among the parties hereto with respect to the matters addressed herein, and (c) shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

      6.7 The Lender shall be a third party beneficiary of this Agreement and, as such, entitled to enforced the provisions hereof against any of the parties hereto.

DIXON TICONDEROGA COMPANY

/s/ Gino N. Pala
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By: Gino N. Pala


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PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

/s/ Jon M. Davidson
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By: Jon M. Davidson

/s/ Clint Woods
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By: Clint Woods



THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY


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By: